State of Delaware
                          Certificate of Incorporation

                            i-RealtyAuction.com, Inc.

FIRST: The name of this Delaware corporation is: I-RealtyAuction.com, Inc.

SECOND: The name and address of the Corporation's Registered

Agent is:
                      Corporate Creations enterprises, Inc.
                               2530 Channin Drive
                           Wilmington, Delaware 19180
                                New Castle County

THIRD: The purpose of the Corporation is to conduct or promote any lawful business or purposes.

FOURTH: The Corporation shave the authority to 100,000,000 shares of common stock, par value .001 per share.

FIFTH: The directors shall be protected from personal liability to the fullest extent permitted by law.

SIXTH: The name and address of the incorporator is:

        Corporate Creations International, Inc.
        941 Fourth Street #200
        Miami Beach, Florida 33139

SEVENTH. This Certificate of Incorporation shall become effective on the date shown below.

/s/ Todd A. Hardy
------------------------------------------
Corporate Creations International, Inc.
Todd A. Hardy Vice President
Date: November 22, 1999